As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Entasis Therapeutics Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4592913
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

35 Gatehouse Drive Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

 2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full titles of the plans)

Manoussos Perros, Ph.D.

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

(781) 810-0120

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael Gutch Entasis Therapeutics Holdings Inc. 35 Gatehouse Drive Waltham, MA 02451 (781) 810-8901	Brent Siler Jaime L. Chase Cooley LLP 1299 Pennsylvania Avenue NW, Suite 700 Washington, D.C. 20004-2400 (202) 842-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2018 Equity Incentive Plan (Common stock, $0.001 par value per share)	524,993	(2)	$6.775	(4)	$3,556,828	(4)	$431.09
2018 Employee Stock Purchase Plan (Common stock, $0.001 par value per share)	131,248	(3)	$6.775	(4)	$889,449	(4)	$107.80
TOTAL	656,241				$4,446,277		$538.89

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Entasis Therapeutics Holdings Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)          Represents additional shares of the Registrant’s Common Stock reserved for future grant under the Entasis Therapeutics Holdings Inc. 2018 Equity Incentive Plan (the “2018 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2019 pursuant to the terms of the 2018 Plan. The 2018 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2018 Plan on January 1, 2019 and ending on (and including) January 1, 2028 in an amount equal to the lesser of (a) 4% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)          Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Entasis Therapeutics Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2019 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2019 and ending on (and including) January 1, 2028. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 250,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)          Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on March 25, 2019.

PART I

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 524,993 shares of common stock under the Entasis Therapeutics Holdings Inc. 2018 Equity Incentive Plan and an additional 131,248 shares of common stock under the Entasis Therapeutics Holdings Inc. 2018 Employee Stock Purchase Plan, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

Entasis Therapeutics Holdings Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)         the contents of the Registrant’s Registration Statement on Form S-8, previously filed with the Commission on November 14, 2018 (File No. 333-228384);

(b)         the Registrant’s Annual Report on Form 10-K (File No. 001-38670) for the year ended December 31, 2018, filed with the Commission on March 29, 2019;

(c)          the Registrant’s Current Report on Form 8-K (File No. 001-38670) filed with the Commission on January 22, 2019; and

(d)         The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38670) filed with the Commission on September 21, 2018, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.                Exhibits.

Exhibit Number	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001- 38670), filed with the Commission on September 28, 2018).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38670), filed with the Commission on September 28, 2018).

4.3

Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226920), filed with the Commission on August 17, 2018).

4.4	2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38670), filed with the Commission on November 14, 2018).

4.5

Forms of Stock Option Grant Notice and Stock Option Agreement under 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226920), filed with the Commission on August 17, 2018).

4.6

2018 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38670), filed with the Commission on November 14, 2018).

5.1	Opinion of Cooley LLP.

23.1	Consent of KPMG, LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on March 29, 2019.

Entasis Therapeutics Holdings Inc.

By:	/s/ Manoussos Perros, Ph.D.
Manoussos Perros, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Manoussos Perros, Ph.D. and Michael Gutch, Ph.D., and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manoussos Perros, Ph.D.	President, Chief Executive Officer and Director	March 29, 2019
Manoussos Perros, Ph.D.	(Principal Executive Officer)

/s/ Michael Gutch, Ph.D.	Chief Financial Officer and Chief Business Officer	March 29, 2019
Michael Gutch, Ph.D.	(Principal Financial and Accounting Officer)

/s/ Nicholas Galakatos, Ph.D.	Director	March 29, 2019
Nicholas Galakatos, Ph.D.

/s/ Heather Behanna, Ph.D.	Director	March 29, 2019
Heather Behanna, Ph.D.

/s/ David C. Hastings	Director	March 29, 2019
David C. Hastings

/s/ Gregory Norden	Director	March 29, 2019
Gregory Norden

/s/ Heather Preston, M.D.	Director	March 29, 2019
Heather Preston, M.D.

/s/ Andrew J. Staples	Director	March 29, 2019
Andrew J. Staples

/s/ James N. Topper, M.D., Ph.D.	Director	March 29, 2019
James N. Topper, M.D., Ph.D.